Exhibit 99.1

CURAEGIS TECHNOLOGIES, INC.

CEO Report

April 4, 2019

Dear CurAegis Technologies Shareholders,

This is a short CEO update for CurAegis Technologies, Inc. as of April 4, 2019.

As you know we were considering licensing the Aegis pump and motor technology. However, having completed a comprehensive evaluation of the complexity of such a license, the marketplace acceptance of such a relationship, the best potential return on our investment, and the time to revenue, our Board has decided that it is in the company’s best interest to monetize this technology through divestiture and concentrate increased efforts on the CURA technology.

I am happy to report that we have signed an agreement with the investment banking firm, Paramax Corporation, to provide financial advisory services to us in connection with the sale of our Aegis pump and motor technology.

We have interviewed a number of large and small sized firms and believe that Paramax is our best choice. They have a very impressive track record and have completed over 300 transactions of which a large percentage were industrial and international. Check out their website for more information: www.paramaxcorp.com

Russell D’Alba, President and Managing Director states, “My Paramax colleagues and I are excited to have been selected to advise CurAegis Technologies relative to the Aegis division.”

I hope to release another CEO report regarding our CURA software and products soon.

Thank you,

Richard A. Kaplan

CurAegis Technologies, Inc.

CEO